Exhibit 99.1
Hiland Holdings GP, LP Receives NASDAQ Deficiency Notice Related to Audit Committee Composition
Enid, Oklahoma — January 28, 2009 — Hiland Holdings GP, LP (Nasdaq: HPGP) (“Hiland Holdings” or “HPGP”) announced today that it received a NASDAQ Staff Deficiency Letter on January 27, 2009 indicating that Hiland Holdings no longer complies with the audit committee composition requirements as set forth in Marketplace Rule 4350(d), which requires Hiland Partners GP Holdings, LLC (the “General Partner”), the general partner of Hiland Holdings, to have an audit committee of at least three independent members. Following the resignation of Shelby E. Odell from the Board of Directors (the “Board”) of the General Partner on January 21, 2009, the audit committee of the General Partner consists of only two independent members. Mr. Odell resigned from the Board so that he would be eligible to serve as a member of the conflicts committee of the Board of Directors of Hiland Partners GP, LLC, the general partner of Hiland Partners, LP.
In accordance with Marketplace Rule 4350(d)(4), NASDAQ has provided Hiland Holdings a cure period to regain compliance until the earlier of Hiland Holdings’ next annual unitholders’ meeting or January 21, 2010, or, if the next annual unitholders’ meeting is held before July 20, 2009, then Hiland Holdings must evidence compliance no later than July 20, 2009.
About Hiland Holdings GP, LP
Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Hiland Holdings’ Annual Report on Form 10-K, Hiland Holdings’ Form 10-Q for the period ended September 30, 2008 and other documents filed from time to time with the Securities and Exchange Commission. Hiland Holdings undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contacts:	Derek Gipson, Director — Business Development and Investor Relations Hiland Holdings GP, LP (580) 242-6040